Exhibit 99.1

CrossAmerica Partners LP Reports Third Quarter 2025 Results

-
Reported Third Quarter of 2025 Net Income of $13.6 million, Adjusted EBITDA of $41.3 million and Distributable Cash Flow of $27.8 million compared to Net Income of $10.7 million, Adjusted EBITDA of $43.9 million and Distributable Cash Flow of $27.1 million for the Third Quarter of 2024
-
Reported Third Quarter of 2025 Gross Profit for the Retail Segment of $80.0 million compared to $83.6 million of Gross Profit for the Third Quarter of 2024 and Third Quarter of 2025 Gross Profit for the Wholesale Segment of $24.8 million compared to $27.6 million of Gross Profit for the Third Quarter of 2024
-
Operating expenses declined 5% from $60.8 million for the Third Quarter of 2024 to $57.5 million for the Third Quarter of 2025
-
Leverage, as defined in the CAPL Credit Facility, was 3.56 times as of September 30, 2025, compared to 4.36 times as of December 31, 2024
-
The Distribution Coverage Ratio for the Third Quarter of 2025 was 1.39 times compared to 1.36 times for the Third Quarter of 2024
-
The Board of Directors of CrossAmerica's General Partner declared a quarterly distribution of $0.5250 per limited partner unit attributable to the Third Quarter of 2025

Allentown, PA November 5, 2025 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor, convenience store operator, and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the third quarter ended September 30, 2025.

“We generated solid operating results for the third quarter,” said Charles Nifong, President and CEO of CrossAmerica Partners. “Our retail same-store sales, same-store merchandise margin percentage and overall merchandise margin dollars increased during the quarter. Retail same-store fuel volumes declined, reflecting both broader market trends during the quarter and deliberate pricing strategy adjustments within our commission class of trade. We also continued to make meaningful progress on our asset-sale initiative, completing approximately $22 million in transactions during the quarter. These sales enabled us to reduce debt by a similar amount, lower operating and administrative expenses, and further advance our strategic objective of enhancing the long-term quality and performance of our portfolio.

Third Quarter Results

Consolidated Results

Key Operating Metrics	Q3 2025	Q3 2024
Net Income	$13.6M	$10.7M
Adjusted EBITDA	$41.3M	$43.9M
Distributable Cash Flow	$27.8M	$27.1M
Distribution Coverage Ratio: Current Quarter	1.39x	1.36x
Distribution Coverage Ratio: Trailing 12 Months	1.00x	1.26x

CrossAmerica reported Net Income of $13.6 million for the third quarter of 2025 compared to $10.7 million for the third quarter of 2024, primarily driven by gains from asset sales and a decline in interest expense, offset by a decline in Adjusted EBITDA year-over-year. CrossAmerica recorded a net gain from asset sales and lease terminations of $7.4 million during the third quarter of 2025, compared to $4.7 million during the third quarter of 2024. Interest expense declined from $14.1 million during the third quarter of 2024 to $11.8 million during the third quarter of 2025, due to a lower average interest rate and lower average outstanding debt balance resulting from applying proceeds from site sales during the period. Adjusted EBITDA declined by $2.6 million or 6% for the third quarter of 2025 compared to the prior year period, primarily due to a decline in fuel and rent gross profit, which was offset by a $4.0 million decrease in overall expenses during the quarter year-over-year, primarily driven by a decrease in site count associated with CrossAmerica’s real estate rationalization effort and lower legal fees and equity compensation expense. The year-over-year increase in Distributable Cash Flow and Distribution Coverage was primarily driven by declines in cash interest expense, sustaining capital expenditures and current income tax expense, partially offset by the decline in Adjusted EBITDA noted above.

Retail Segment

Key Operating Metrics	Q3 2025	Q3 2024
Retail segment gross profit	$80.0M	$83.6M

Retail segment motor fuel gallons distributed	141.8M	148.4M
Same store motor fuel gallons distributed	132.6M	137.9M
Retail segment motor fuel gross profit	$40.7M	$45.8M
Retail segment margin per gallon, before deducting credit card fees and commissions	$0.384	$0.406

Same store merchandise sales excluding cigarettes*	$75.8M	$73.1M
Merchandise gross profit*	$32.0M	$30.5M
Merchandise gross profit percentage*	28.9%	27.9%

Operating Expenses	$50.6M	$52.2M
Retail Sites (end of period)	586	597

*Includes only company operated retail sites

For the third quarter of 2025, the retail segment generated a 4% decrease in gross profit compared to the third quarter of 2024, primarily due to a decrease in motor fuel gross profit, partially offset by an increase in merchandise gross profit.

The motor fuel gross profit for the retail segment declined $5.0 million or 11%, attributable to a 5% decrease in the margin per gallon for the three months ended September 30, 2025, as compared to the historically strong margins in the same period in 2024. In addition, volume decreased 4% with 141.8 million of retail fuel gallons distributed during the third quarter of 2025 compared to 148.4 million gallons for the third quarter of 2024. This volume decline was primarily driven by a decrease in the base business with same store retail segment volume decreasing 4%.

For the third quarter of 2025, CrossAmerica’s merchandise gross profit increased 5% when compared to the third quarter of 2024, despite a 4% decrease in CrossAmerica’s average company operated site count for the quarter compared to the prior year, Same store merchandise sales excluding cigarettes increased 4% for the third quarter of 2025 when compared to the third quarter of 2024. Merchandise gross profit percentage also increased from 27.9% for the third quarter of 2024 to 28.9% for the third quarter of 2025. A contributor to the increase in merchandise gross profit was the transition of certain merchandise products from a commission basis to a gross profit model. The decrease in CrossAmerica's average company operated site count was due to the sale of certain company operated sites in connection with its real estate optimization effort, partially offset by the conversion of certain lessee dealer sites to company operated sites.

For the third quarter of 2025, operating expenses for the retail segment decreased 3% or $1.6 million primarily driven by a 4% decline in the average company operated site count due to the net impact of asset sales in connection with CrossAmerica's real estate rationalization effort, partially offset by site count increases due to the conversion of certain lessee dealer sites to company operated sites. In addition, same store operating expenses declined for the quarter, contributing to a lesser extent to the overall operating expense decline.

Wholesale Segment

Key Operating Metrics	Q3 2025	Q3 2024
Wholesale segment gross profit	$24.8M	$27.6M
Wholesale motor fuel gallons distributed	177.7M	186.9M
Average wholesale gross margin per gallon	$0.088	$0.090

During the third quarter of 2025, CrossAmerica’s wholesale segment gross profit decreased 10% compared to the third quarter of 2024. This was driven by a decline in motor fuel and rent gross profit primarily due to the conversion of sites between segments. Motor fuel gross profit declined 7%, primarily driven by a 5% decrease in wholesale volume distributed, a portion of which is attributable to the conversion of wholesale locations to retail locations; with the associated volume for these locations now reflected in CrossAmerica’s retail segment. This was partially offset by the sale of certain company operated and commission agent sites with continued fuel supply, converting them into independent dealer locations. In addition, CrossAmerica's average fuel margin per gallon declined 2% for the third quarter of 2025 when compared to the same period of 2024 due to less favorable market conditions during the quarter compared to the prior year period, offset by improved product sourcing costs.

Divestment Activity

During the three months ended September 30, 2025, CrossAmerica sold 29 properties for $21.9 million in proceeds, resulting in a net gain of $7.4 million. CrossAmerica maintained a supply relationship post sale with substantially all of the locations divested during the quarter. For the nine months ended September 30, 2025, a total of 96 properties were sold for $94.5 million in proceeds, resulting in a net gain of $42.5 million.

Liquidity and Capital Resources

As of September 30, 2025, CrossAmerica had $705.5 million outstanding under its CAPL Credit Facility. As of October 31, 2025, after taking into consideration debt covenant restrictions, approximately $232.6 million was available for future borrowings under the CAPL Credit Facility. Leverage, as defined in the CAPL Credit Facility, was 3.56 times as of September 30, 2025, compared to 4.36 times as of December 31, 2024. As of September 30, 2025, CrossAmerica was in compliance with its financial covenants under the credit facility.

Distributions

On October 22, 2025, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the third quarter of 2025. As previously announced, the distribution will be paid on November 13, 2025, to all unitholders of record as of November 3, 2025. The amount and timing of any future distributions is subject to the discretion of the Board as provided in CrossAmerica’s Partnership Agreement.

Conference Call

The Partnership will host a conference call on November 6, 2025, at 9:00 a.m. Eastern Time to discuss the third quarter of 2025 earnings results. The conference call numbers are 800-990-4333 or 646-769-9600 and the passcode for both is 284226. A live audio webcast of the conference call and the related earnings materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). After the live conference call, an archive of the webcast will be available on the investor section of the CrossAmerica site at https://caplp.gcs-web.com/webcasts-presentations within 24 hours after the call for a period of sixty days.

Non-GAAP Measures and Same Store Metrics

Non-GAAP measures used in this release include EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. These Non-GAAP measures are further described and reconciled to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release.

Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales in all months for both periods within the same segment. Same store merchandise sales excludes other revenues such as lottery commissions and car wash sales. Certain merchandise products have been transitioned from a scan-based trading model (whereby a third party owns the inventory and CrossAmerica records a commission in other revenues) to a gross profit model (whereby CrossAmerica owns the inventory and records merchandise sales and cost of sales). Same store merchandise sales for the three and nine months ended September 30, 2024, was adjusted to gross it up for the sales that would have been recorded had CrossAmerica been on the gross profit model in the prior year.

CROSSAMERICA PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars, except unit data)

	September 30,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$5,766	$3,381
Accounts receivable, net of allowances of $635 and $757, respectively	34,058	31,603
Accounts receivable from related parties	514	634
Inventory	60,967	63,169
Assets held for sale	6,120	8,994
Current portion of interest rate swap contracts	1,412	2,958
Other current assets	8,519	8,091
Total current assets	117,356	118,830
Property and equipment, net	568,888	656,300
Right-of-use assets, net	124,683	136,430
Intangible assets, net	65,095	77,242
Goodwill	99,409	99,409
Deferred tax assets	1,379	1,001
Interest rate swap contracts, less current portion	325	5,133
Other assets	21,802	20,380
Total assets	$998,937	$1,114,725

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt and finance lease obligations	$3,412	$3,266
Current portion of operating lease obligations	34,210	35,065
Accounts payable	71,720	73,986
Accounts payable to related parties	7,057	7,729
Current portion of interest rate swap contracts	480	—
Accrued expenses and other current liabilities	28,705	24,044
Motor fuel and sales taxes payable	18,630	18,756
Total current liabilities	164,214	162,846
Debt and finance lease obligations, less current portion	700,792	763,932
Operating lease obligations, less current portion	94,911	106,296
Deferred tax liabilities, net	5,271	7,424
Asset retirement obligations	45,242	48,251
Interest rate swap contracts, less current portion	1,835	311
Other long-term liabilities	48,628	50,448
Total liabilities	1,060,893	1,139,508

Commitments and contingencies (Note 10)

Preferred membership interests	29,773	28,993

Equity:
Common units— 38,120,481 and 38,059,702 units issued and outstanding at September 30, 2025 and December 31, 2024, respectively	(91,013)	(61,371)
Accumulated other comprehensive (loss) income	(716)	7,595
Total equity	(91,729)	(53,776)
Total liabilities and equity	$998,937	$1,114,725

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating revenues (a)	$971,847	$1,079,163	$2,796,247	$3,154,066
Costs of sales (b)	867,077	967,937	2,500,671	2,856,730
Gross profit	104,770	111,226	295,576	297,336

Operating expenses:
Operating expenses (c)	57,541	60,766	174,364	168,619
General and administrative expenses	6,496	7,310	20,745	22,040
Depreciation, amortization and accretion expense	20,033	20,736	69,671	57,903
Total operating expenses	84,070	88,812	264,780	248,562
Gain (loss) on dispositions and lease terminations, net	7,387	4,682	40,789	(6,546)
Operating income	28,087	27,096	71,585	42,228
Other income, net	152	197	418	604
Interest expense	(11,786)	(14,169)	(37,199)	(38,918)
Income before income taxes	16,453	13,124	34,804	3,914
Income tax expense (benefit)	2,865	2,416	3,163	(1,678)
Net income	13,588	10,708	31,641	5,592
Accretion of preferred membership interests	696	582	2,041	1,911
Net income available to limited partners	$12,892	$10,126	$29,600	$3,681

Earnings per common unit
Basic	$0.34	$0.27	$0.78	$0.10
Diluted	$0.34	$0.27	$0.77	$0.10

Weighted-average common units:
Basic	38,112,342	38,041,815	38,094,754	38,021,173
Diluted	38,268,579	38,200,833	38,254,986	38,181,684

Supplemental information:
(a) includes excise taxes of:	$83,041	$86,108	$239,295	$239,215
(a) includes rent income of:	15,167	16,938	47,828	53,959
(b) excludes depreciation, amortization and accretion
(b) includes rent expense of:	4,834	5,010	14,652	15,621
(c) includes rent expense of:	4,732	4,533	13,974	12,972

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of Dollars)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net income	$31,641	$5,592
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion expense	69,671	57,903
Amortization of deferred financing costs	1,453	1,452
Credit loss expense	—	81
Deferred income tax benefit	(2,918)	(4,770)
Equity-based employee and director compensation expense	1,353	1,134
(Gain) loss on dispositions and lease terminations, net	(40,789)	6,546
Changes in operating assets and liabilities, net of acquisitions	1,654	8,734
Net cash provided by operating activities	62,065	76,672

Cash flows from investing activities:
Principal payments received on notes receivable	92	117
Proceeds from sale of assets	94,788	17,969
Capital expenditures	(28,657)	(19,131)
Lease termination payments to Applegreen, including inventory purchases	—	(25,517)
Net cash provided by (used in) investing activities	66,223	(26,562)

Cash flows from financing activities:
Borrowings under the Credit Facility	49,000	90,919
Repayments on the Credit Facility	(111,000)	(74,500)
Payments of finance lease obligations	(2,430)	(2,294)
Payments of deferred financing costs	—	(74)
Distributions paid on distribution equivalent rights	(218)	(194)
Income tax distributions paid on preferred membership interests	(1,261)	(1,312)
Distributions paid on common units	(59,994)	(59,880)
Net cash used in financing activities	(125,903)	(47,335)
Net increase in cash and cash equivalents	2,385	2,775

Cash and cash equivalents at beginning of period	3,381	4,990
Cash and cash equivalents at end of period	$5,766	$7,765

Segment Results

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (in thousands, except for the number of retail sites and per gallon amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Gross profit:
Motor fuel	$40,732	$45,759	$110,701	$111,084
Merchandise	31,981	30,494	87,400	81,786
Rent	2,487	2,403	7,322	6,969
Other revenue	4,785	4,931	13,848	14,778
Total gross profit	79,985	83,587	219,271	214,617
Operating expenses	(50,640)	(52,224)	(153,172)	(143,986)
Operating income	$29,345	$31,363	$66,099	$70,631

Retail sites (end of period):
Company operated retail sites (a)	353	372	353	372
Commission agents (b)	233	225	233	225
Total retail sites	586	597	586	597

Total retail segment statistics:
Volume of gallons sold	141,806	148,380	410,022	413,113
Same store total system gallons sold (c)	132,623	137,899	341,505	353,236
Average retail fuel sites	592	595	597	561
Margin per gallon, before deducting credit card fees and commissions	$0.384	$0.406	$0.365	$0.366

Company operated site statistics:
Average retail fuel sites	356	372	363	350
Same store fuel volume (c)	94,832	97,629	236,513	243,007
Margin per gallon, before deducting credit card fees	$0.402	$0.437	$0.391	$0.391
Same store merchandise sales (c)	$104,758	$101,586	$231,162	$227,152
Same store merchandise sales excluding cigarettes (c)	$75,781	$73,079	$164,611	$160,810
Merchandise gross profit percentage	28.9%	27.9%	28.4%	28.1%

Commission site statistics:
Average retail fuel sites	236	223	234	211
Margin per gallon, before deducting credit card fees and commissions	$0.340	$0.331	$0.306	$0.306

(a) The decrease in the company operated site count was primarily attributable to the sale of certain company operated sites in connection with CrossAmerica's real estate rationalization effort, partially offset by the conversion of certain lessee dealer sites to company operated sites.

(b) The increase in the commission agent site count was primarily attributable to the conversion of certain lessee dealer sites to commission agent sites, partially offset by the sale of certain commission agent sites in connection with CrossAmerica's real estate rationalization effort.

(c) Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales in all months for both periods. Same store merchandise sales excludes other revenues such as lottery commissions and car wash sales. Certain merchandise products have been transitioned from a scan-based trading model (whereby a third party owns the inventory and CrossAmerica records a commission in other revenues) to a gross profit model (whereby CrossAmerica owns the inventory and records merchandise sales and cost of sales). Same store merchandise sales for the three and nine months ended September 30, 2024, was adjusted to gross it up for the sales that would have been recorded had CrossAmerica been on the gross profit model in the prior year.

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (in thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Gross profit:
Motor fuel gross profit	$15,718	$16,870	$46,647	$48,112
Rent gross profit	7,846	9,525	25,854	31,369
Other revenues	1,221	1,244	3,804	3,238
Total gross profit	24,785	27,639	76,305	82,719
Operating expenses	(6,901)	(8,542)	(21,192)	(24,633)
Operating income	$17,884	$19,097	$55,113	$58,086

Motor fuel distribution sites (end of period): (a)
Independent dealers (b)	645	602	645	602
Lessee dealers (c)	343	444	343	444
Total motor fuel distribution sites	988	1,046	988	1,046

Average motor fuel distribution sites	997	1,057	1,013	1,109

Volume of gallons distributed	177,662	186,946	519,821	563,082

Margin per gallon	$0.088	$0.090	$0.090	$0.085

(a) In addition, CrossAmerica distributed motor fuel to sub-wholesalers who distributed to additional sites.

(b) The increase in the independent dealer site count was primarily attributable to the sale of certain lessee dealer and commission agent sites but with continued fuel supply, partially offset by the net loss of independent dealer contracts.

(c) The decrease in the lessee dealer count was primarily attributable to the sale of certain lessee dealer sites in connection with CrossAmerica's real estate rationalization effort (generally with continued fuel supply, thereby converting the site to an independent dealer site) as well as the conversion of certain lessee dealer sites to company operated and commission agent sites.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income (loss) before deducting interest expense, income taxes and depreciation, amortization and accretion (which includes certain impairment charges). Adjusted EBITDA represents EBITDA as further adjusted to exclude equity-based compensation expense, gains or losses on dispositions and lease terminations, net and certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. The Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by distributions paid on common units.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of our financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess CrossAmerica’s financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the Partnership’s business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of CrossAmerica’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to CrossAmerica’s unitholders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, CrossAmerica’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income (loss), the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for the Distribution Coverage Ratio):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income	$13,588	$10,708	$31,641	$5,592
Interest expense	11,786	14,169	37,199	38,918
Income tax expense (benefit)	2,865	2,416	3,163	(1,678)
Depreciation, amortization and accretion expense	20,033	20,736	69,671	57,903
EBITDA	48,272	48,029	141,674	100,735
Equity-based employee and director compensation expense	364	560	1,353	1,134
(Gain) loss on dispositions and lease terminations, net (a)	(7,387)	(4,682)	(40,789)	6,546
Acquisition-related costs (b)	60	31	423	1,661
Adjusted EBITDA	41,309	43,938	102,661	110,076
Cash interest expense	(11,301)	(13,685)	(35,745)	(37,466)
Sustaining capital expenditures (c)	(1,853)	(2,594)	(7,124)	(6,162)
Current income tax expense (d)	(382)	(519)	(528)	(1,527)
Distributable Cash Flow	$27,773	$27,140	$59,264	$64,921
Distributions paid on common units	20,012	19,975	59,994	59,880
Distribution Coverage Ratio	1.39x	1.36x	0.99x	1.08x

(a) During the three months ended September 30, 2025, CrossAmerica recorded $7.4 million in net gains in connection with its ongoing real estate rationalization effort. During the three months ended September 30, 2024, CrossAmerica recorded $5.3 million in net gains in connection with its ongoing real estate rationalization effort, partially offset by $0.6 million of net losses on lease terminations and asset disposals. During the nine months ended September 30, 2025, CrossAmerica recorded $42.5 million in net gains in connection with its ongoing real estate rationalization effort, partially offset by $1.7 million of net losses on lease terminations and asset disposals. During the nine months ended September 30, 2024, CrossAmerica recorded a $16.0 million loss on lease terminations with Applegreen, including a $1.5 million non-cash write-off of deferred rent income. In addition, CrossAmerica recorded $2.3 million of other losses on lease terminations and asset disposals, including non-cash write-offs of deferred rent income. CrossAmerica recorded an $11.8 million net gain in connection with its ongoing real estate rationalization effort.

(b) Relates to certain acquisition-related costs, such as legal and other professional fees, separation benefit costs and purchase accounting adjustments associated with recent acquisitions.

(c) Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica's long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes or to maintain the sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d) Excludes current income tax expense incurred on the sale of sites.

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels, convenience store operator, and owner and lessor of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,600 locations and owns or leases approximately 1,000 sites. With a geographic footprint covering 34 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Marathon, Valero, Phillips 66 and other major brands. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations: Randy Palmer, rpalmer@caplp.com or 610-625-8000

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.